Exhibit 10.04

Corporate Signature Copy

Return to Executive Compensation Department

XCEL ENERGY INC.

OMNIBUS INCENTIVE PLAN

PERFORMANCE SHARE AGREEMENT

This Agreement, dated and effective <<Month Day, Year>>, by and between Xcel Energy Inc., a Minnesota corporation (“Xcel Energy”) and «First» «MI» «Last» (the “Participant”) evidences an award of performance shares and the applicable terms and conditions of the award.

1.             Performance Shares Awarded. Xcel Energy awards the Participant «GRANTED» performance shares pursuant to the Xcel Energy Inc. Omnibus Incentive Plan (the “Plan”), upon the terms and conditions of the Plan and this Agreement.  The Plan as currently in effect is incorporated by reference and the Participant acknowledges the receipt of a copy thereof.

2.             Performance Cycle.

(a)           The performance cycle (the “Performance Cycle”) shall commence on the date of this Agreement (the “Commencement Date”) and, except as otherwise provided in this Agreement, will expire in full on <<Month Day, Year>> (the “Expiration Date”).

(b)           The Governance, Compensation and Nominating Committee of the Board of Directors is designated as the Plan administrator (the “Committee”).  The Committee, however, has delegated certain administrative duties to the Compensation department of Xcel Energy.

3.             Termination of Service.  If your employment with Xcel Energy and its subsidiaries terminates for any reason, other than as provided below in this Section 3, prior to the Expiration Date, all performance shares shall be forfeited on the date of your termination.  If, however, the Committee determines in its sole discretion that your employment with Xcel Energy and its subsidiaries terminates:

(i)            at a time when you are eligible for retirement under any defined benefit pension plan of Xcel Energy and its subsidiaries in which you participate at the time of your termination, you will continue to participate in the Plan per the terms and conditions set forth in this Agreement; or

(ii)           due to death or permanent and total disability or involuntarily  other than for cause, you will continue to participate in the Plan on a prorated basis, determined by multiplying the number of performance shares that would otherwise have been payable to you had you been employed for the full Performance Cycle, by a fraction, the numerator of which is the number of days during the Performance Cycle from the Commencement Date through the date of your termination and the denominator of which is the number of days in the Performance Cycle.

If an award is payable in the circumstances discussed in  subsection (i) or (ii) above, it will be paid at the same time awards are paid to all other Plan participants entitled to performance share payouts.

4.             Accounting for Performance Shares. Each performance share, representing a hypothetical share of Xcel Energy Common Stock, is designed to approximate and track the fair market value price of one share of Xcel Energy Common Stock.  Each performance share is intended to represent an unfunded, unsecured promise to pay, and is designed to remain among Xcel Energy’s general assets.  Performance shares may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, except as herein after provided.

5.             Participant’s Rights. Except as otherwise provided herein, Participant shall have none of the rights of a stockholder, including dividends or the right to vote any or all of the performance shares.  No dividend equivalents will be provided with respect to the performance shares.

6.             Settlement of Performance Shares.

(a)           The performance shares are contingently awarded subject to the condition that the number of performance shares, if any, earned by the Participant upon the expiration of  the Performance Cycle is dependent (in the manner hereinafter set forth) on Xcel Energy’s Total Shareholder Return (“TSR”) relative to the TSR of other companies in the Edison Electric Institute (“EEI”) Electrics Index [that are included in the EEI Electrics Index both as of the Commencement Date and the Expiration Date (or their successors from a merger or other combination with another company included in the EEI Electrics Index at the Commencement Date are included as of the Expiration Date].  TSR for any company, including Xcel Energy, shall be calculated in the same manner [that EEI calculated total shareholder return as of <<Month Day, Year>>, for companies in the EEI Electrics Index], and shall be measured by the total return that a company’s common shareholders receive over the Performance Cycle from an investment at the first day of the Performance Cycle.

The number of performance shares earned is dependent on the performance ranking of Xcel Energy’s TSR for the Performance Cycle, as set forth below (expressed in terms of Xcel Energy’s position in the EEI Electrics Index when ranked by TSR for the Performance Cycle):

XCEL ENERGY’S TSR PERCENTILE RANKING VS. EEI ELECTRICS INDEX	PERCENT OF TARGET PERFORMANCE SHARES EARNED
[ ]th percentile or above	200%
[ ]th percentile	100% (target)
[ ]th percentile	25%
Below [ ]th percentile	0%

Performance shares earned for performance between the percentiles shown above will be determined by straight-line interpolation; provided, that, in all cases, the number of performance shares which the Participant earns shall be a whole number (disregarding any fraction).

Any performance shares awarded hereunder that the Participant does not earn at the end of the Performance Cycle pursuant to the foregoing schedule shall be forfeited.

The provisions of this Section 6(a) shall not affect in any way any forfeitures under Section 3 or any provision regarding the payout of performance shares under Section 8 upon the occurrence of a Change in Control.

(b)           As soon as administratively feasible following the Expiration Date and certification in writing by the Committee as to the number of performance shares owned by the Participant and the degree to which the performance goals have been satisfied, but in no event later than two and a half months after the end of the calendar year in which the expiration date occurs, Xcel Energy shall cause to be paid to the Participant cash, an equivalent number of shares of Common Stock or a combination thereof as determined by the Committee.  Payments may be made in a lump sum.  If the Participant dies prior to the payment and under Section 3 (ii) or Section 6(a) above or Section 8 below would otherwise be entitled to receive payment of an award,  the performance shares shall be paid in cash to the Participant’s designated beneficiary (if the Participant has designated a beneficiary in writing delivered to the Xcel Energy Compensation department) or if no beneficiary is designated, to the Participant’s estate.

7.             Changes in Capitalization of Xcel Energy.  If there is any change in outstanding Xcel Energy Common Stock by reason of a stock dividend or distribution, stock split, capital reorganization, reclassification, combination or exchange of shares, or by reason of merger, consolidation, or other corporate reorganization, the Committee shall determine the appropriate adjustment to Participant’s performance shares, if any, needed to reflect such change.

8.             General Restrictions.  In the event a Change in Control occurs, as defined in the Plan, the Performance Cycle shall terminate and all performance shares shall be paid to Participants as soon as administratively feasible following determination of the Change in Control, but in no event later than two and a half months after the end of the calendar year in which the Change in Control occurs, according to the terms of the Plan.

9.             Withholding.  Xcel Energy may require the Participant to remit to it, or may withhold from the award or from the Participant’s other compensation, an amount sufficient to satisfy any applicable federal, state, local tax, employment, FICA or other mandated withholding requirements in regard to the performance shares in the year or years the performance shares become taxable to the Participant. Participant may elect in accordance with the Plan to satisfy the withholding requirement, in whole or in part, by having Xcel Energy withhold performance shares from the award at the rate the Committee determines satisfies applicable withholding requirements of the Code. ..  If no election is made, performance shares will be withheld.

10.           Plan and Plan Interpretations as Controlling.  The performance shares hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling.  All determinations and interpretations of the Committee shall be binding and conclusive upon the Participant or his legal representatives with regard to any question arising hereunder or under the Plan.

11.           Participant Service.  Nothing in this Agreement shall limit the right of Xcel Energy or any of its subsidiaries to terminate the Participant’s service as an officer or employee, or otherwise impose upon Xcel Energy or any of its subsidiaries any obligation to employ or accept the services of the Participant.

12.           Participant Acceptance.  The Participant shall signify acceptance of the terms and conditions of this Agreement by signing in the space provided below and returning a signed copy to Xcel Energy.

IN WITNESS WHEREOF, the parties hereto have caused this Performance Share Plan Agreement to be executed as of the date first above written.

XCEL ENERGY INC.

By:
Cynthia L. Lesher
Chief Administrative Officer and Chief HR Officer

ACCEPTED:

«First» «MI» «Last»

Date